UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 29, 2015 (January 25, 2015)

PartnerRe Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Bermuda
(State or Other Jurisdiction of Incorporation or Organization)

001-14536		Not Applicable
(Commission File Number)		(IRS Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke, Bermuda		HM 08
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (441) 292-0888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2015, PartnerRe Ltd. (“PartnerRe” or the “Company”), a Bermuda exempted company, announced that it had entered into an Agreement and Plan of Amalgamation (the “Amalgamation Agreement”) with AXIS Capital Holdings Limited, a Bermuda exempted company (“AXIS”), pursuant to which PartnerRe will amalgamate with AXIS (the “Amalgamation”), and the combined company will continue as a Bermuda exempted company.

Resignation of Costas Miranthis as CEO; Cessation as Board Member

In connection with the announcement of the Amalgamation, on January 25, 2015, Costas Miranthis, the Company’s President and Chief Executive Officer announced his resignation from his position, effective immediately.  His employment with the Company will terminate effective March 31, 2015.

Under the terms of a letter agreement between Mr. Miranthis and the Company, dated January 25, 2015, Mr. Miranthis will receive a cash payment totaling $16,594,007, two-thirds of which will be paid following the date of the signing of the Amalgamation Agreement, January 25, 2015 (the “Signing Date”), and one-third of which will be paid following the earlier of the date of the closing of the Amalgamation (the “Closing Date”) or December 1, 2015.  Both payments are subject to Mr. Miranthis’ execution of a general release, and Mr. Miranthis has provided his release for the first payment.  All of Mr. Miranthis’ unvested equity awards that he holds on March 31, 2015 will become fully vested as of March 31, 2015 (with any performance share units being earned at the maximum level of performance achievement), and any share options and share appreciation rights will remain exercisable for their original maximum terms.  He will also be entitled to certain other benefits, including a supplemental contribution of $150,000 to the Bermuda Non-Registered Pension Plan; continued allowances for housing, tax advice fees and a club membership; and payment of his attorneys’ fees.

Mr. Miranthis will be subject to a non-competition covenant for the period between the Signing Date and the payment date of the second payment described above, a one-year non-solicitation covenant, a confidentiality covenant and a non-disparagement covenant.

Appointment of David Zwiener as Interim President and CEO; Continuation as Board Member

On January 25, 2015, PartnerRe announced the appointment of David Zwiener as the interim President and Chief Executive Officer of the Company, effective immediately through the earlier of the Closing Date and April 30, 2016 (either such date, the “Separation Date”).  Mr. Zwiener will cease serving as the chairman of the Audit Committee and a member of the Compensation & Management Development Committee, but will otherwise remain a member of the Company’s board of directors.

Mr. Zwiener’s annual base salary will be $1,000,000, and he received a grant of sign-on restricted share units with a value of $1,500,000, which will vest and settle on the Separation Date.  He will receive a cash service bonus of $3,500,000, which will be paid on the Closing Date if the transaction closes, and he will be eligible for a discretionary cash bonus based on the board’s assessment of Mr. Zwiener’s execution of the transaction or his efforts in relation thereto.  If his employment is terminated without cause or for good reason, Mr. Zwiener will be entitled to an amount equal to the base salary that he would otherwise have earned between the date of his termination and April 30, 2016; a cash payment equal to the value of his sign-on restricted share unit award, subject to his execution of a general release; and payment of the cash service bonus, provided that the Closing Date occurs on or prior to April 30, 2016.  While he will receive certain executive-level perquisites, he will not be entitled to participate in the Company’s Change in Control Policy or any other change in control or severance plan or policy.

Mr. Zwiener will be subject to a one-year post-termination non-solicitation covenant, a confidentiality covenant and a non-disparagement covenant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PartnerRe Ltd. (Registrant)

Date:	January 29, 2015	By:	/s/ Marc Wetherhill
			Name:	Marc Wetherhill
			Title:	Chief Legal Counsel